Exhibit 4.5

DVS SCIENCES, INC.

STOCK RESTRICTION AGREEMENT

THIS STOCK RESTRICTION AGREEMENT (the “Agreement”) is made between Vladimir Baranov (the “Purchaser”) and DVS Sciences, Inc., a Delaware corporation (the “Company”), as of December 17, 2010 (the “Effective Date”).

RECITALS

WHEREAS, Purchaser was issued eight hundred ninety-two thousand four hundred (892,400) shares of the Company’s Common Stock, par value $0.001 per share, pursuant to that certain Exchange Agreement dated as of December 17, 2010 (the “Founder Exchange Agreement”) (the “Shares”).

WHEREAS, the Company intends to raise capital by selling shares to certain investors pursuant to a Series A Preferred Stock Purchase Agreement and it is a condition of such sale that the Shares become subject to a repurchase right in favor of the Company.

WHEREAS, the Company and Purchaser desire to enter into this Agreement, under which the Purchaser’s Shares will become subject to a Company Repurchase Option (as defined below).

NOW, THEREFORE, the Company and Purchaser have agreed to enter into this Agreement, which sets forth the rights and obligations of the parties with respect to the Shares, and subject the Shares to the vesting schedule set forth herein (the “Vesting Schedule”).

1. Repurchase Option.

(a) If Purchaser’s service with the Company is terminated by the Company for Cause (as defined in Section 4) or Purchaser resigns without Good Reason (as defined in Section 4) (each, a “Termination Event”) before all of the Shares are released from the Company’s Repurchase Option (as defined below), the Company shall, upon the date of such Termination Event (as reasonably fixed and determined by the Company), have an irrevocable, exclusive option, but not the obligation, for a period of ninety (90) days from such date, to repurchase all or any portion of the Restricted Shares (as defined below) at such time (the “Repurchase Option”) at the Repurchase Price (as defined below). The Repurchase Option shall be exercisable by the Company by written notice to the Purchaser or the Purchaser’s executor (with a copy to the escrow agent, pursuant to the requirements of Section 3) and shall be exercisable by delivery to the Purchaser or the Purchaser’s executor with such notice of a check in the amount of the Repurchase Price for the Shares being repurchased (the “Aggregate Repurchase Price”). Upon delivery of such notice and the payment of the Aggregate Repurchase Price, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being repurchased by the Company. The Repurchase Option set forth in this Section 1(a) may be assigned by the Company in whole or in part in its sole and unfettered discretion. For purposes of this Agreement, “Repurchase Price” shall mean, with respect to each Restricted Share, the fair market value of a share of Common Stock of the Company as determined by the Board of Directors in connection with the Company’s first independent valuation following the Effective Date.

(b) If the Company does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within ninety (90) days following the date of any Termination Event , the Repurchase Option shall terminate.

(c) No Restricted Shares (as defined below) or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Purchaser or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect. Any permitted transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws.

2. Vesting Schedule.

The Shares shall be released from the Company’s Repurchase Option as follows:

(a) 594,933 Shares (the “Restricted Shares”), which represents Sixty-Six and Two-Thirds percent (66 2/3%) of the Shares, shall be subject to the Repurchase Option as of the Effective Date (the “Vesting Commencement Date”) and One Forty-Eight (1/48th) of the Restricted Shares shall vest on each one month anniversary of the Vesting Commencement Date such that 100% of the Shares shall be vested on the fourth annual anniversary of the Vesting Commencement Date, subject to the non-occurrence of any Termination Event through each such vesting date.

3. Transferability of the Shares; Escrow.

(a) Purchaser hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to transfer the Restricted Shares as to which the Repurchase Option has been exercised from Purchaser to the Company.

(b) To ensure the availability for delivery of Purchaser’s Restricted Shares upon repurchase by the Company pursuant to the Repurchase Option under Section 1, Purchaser hereby appoints the Secretary of the Company, or any other person designated by the Company as escrow agent, as its attorney-in-fact to sell, assign and transfer unto the Company, such Restricted Shares, if any, repurchased by the Company pursuant to the Repurchase Option and shall, upon execution of this Agreement, deliver and deposit with the Secretary of the Company, or such other person designated by the Company, the stock certificates representing the Restricted Shares, together with the stock assignment duly endorsed in blank, attached hereto as Exhibit A. The Restricted Shares and stock assignment shall be held by the Secretary of the

Company in escrow, pursuant to the Joint Escrow Instructions of the Company and Purchaser attached as Exhibit B hereto, until the Company exercises its Repurchase Option as provided in Section 1, until such Restricted Shares are vested, or until such time as this Agreement no longer is in effect. As a further condition to the Company’s obligations under this Agreement, the spouse of the Purchaser, if any, shall execute and deliver to the Company the Consent of Spouse attached hereto as Exhibit C. Upon full vesting of the Restricted Shares, the escrow agent shall promptly deliver to the Purchaser the certificate or certificates representing such Shares in the escrow agent’s possession belonging to the Purchaser, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

(c) The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

(d) Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such Shares subject to all the provisions hereof and shall acknowledge the same by signing a copy of this Agreement.

4. Accelerated Release of Shares from Repurchase Option.

(a) Notwithstanding anything herein to the contrary, in the event Purchaser’s service with the Company is involuntarily terminated by the Company without Cause (as defined below) or Purchaser resigns with Good Reason (as defined below), one hundred percent (100%) of the Restricted Shares shall be released from the Company’s Repurchase Option immediately upon such termination; provided that, within 30 days after such termination, Purchaser provides the Company with and fails to revoke a signed general release of all claims, a form of which is set forth in Exhibit D attached hereto.

(b) The term “Cause” shall mean:

(i) Purchaser’s commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or otherwise;

(ii) Purchaser’s indictment, conviction or nolo contendere or guilty plea with respect to any felony or crime of moral turpitude;

(iii) Purchaser’s material breach of this Agreement or the Purchaser’s employment agreement after written notice of such material breach and a reasonable opportunity to cure;

(iv) Purchaser’s willful and continued failure or refusal to perform the material, lawful, duties required of Purchaser as an employee of the Company at the direction of the Company’s Board of Directors after written notice of such failure and a reasonable opportunity to cure;

(v) Purchaser’s gross negligence or willful misconduct; or

(vi) Purchaser’s material violation of the Company’s policies or procedures in effect from time to time after written notice of such material breach and a reasonable opportunity to cure.

(c) The term “Good Reason” shall mean the occurrence of any of the following events without Purchaser’s written consent:

(i) a reduction in Purchaser’s base salary by more than twenty-percent (20%), other than in connection with and consistent with a general reduction of all executive officer base salaries;

(ii) a material reduction in Purchaser’s authority, duties or responsibilities with the Company;

(iii) a relocation of the offices that Purchaser is required to work at to a location more than fifty (50) miles from the office at which Purchaser previously was required to work, or

(iv) a material breach by the Company of its obligations under this Agreement, after written notice of such material breach and a reasonable opportunity to cure;

provided, however, that such event shall not constitute Good Reason hereunder unless Purchaser provides written notice to the Company specifying Purchaser’s intent to resign because of the occurrence of such event within sixty (60) days of its occurrence and such event remains uncured for more than thirty (30) days after such written notice is received by the Company.

5. Ownership, Voting Rights, Duties. This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Purchaser, except as specifically provided herein.

6. Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

7. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

8. Notices. Notices required hereunder shall be given in person or by registered mail to the address of Purchaser shown on the records of the Company, and to the Company at its principal executive office.

9. Survival of Terms. This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

10. Representations. Purchaser has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY TO FILE AN 83(b) ELECTION, IF APPLICABLE, A FORM OF WHICH IS ATTACHED HERETO AS EXHIBIT E, WITHIN 30 DAYS AFTER THE DATE OF THIS AGREEMENT.

11. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreements of the parties hereto in respect of the subject matter contained herein.

13. Counterparts; Electronic and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered electronically (including without limitation transmission by Portable Document Format for other fixed image form) and by facsimile and, upon such delivery, such signatures will be deemed to have the same effect as if the original signature had been delivered to the other party.

14. Continuing Effect of Agreement. Except as specifically amended as set forth herein, each term and condition of the Founder Exchange Agreement shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is deemed made as of the Effective Date.

DVS SCIENCES, INC.

Scott Tanner
President and Chief Executive Officer

PURCHASER

Vladimir Baranov

Address:
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SIGNATURE PAGE TO STOCK RESTRICTION AGREEMENT